3Q 2011 Earnings Teleconference Script

Introduction: George L. Ball, Chairman and Co-Chief Executive Officer of The Edelman Financial Group
GLB
Thank you, Operator, and good morning everyone.  Welcome to Edelman Financial Group’s earnings release conference call for the third quarter of 2011.  With us today, by phone or in person, are:

Rick Berry, Chief Financial Officer,
Ric Edelman, President,
Bruce McMaken, Executive Vice President,
Ed Moore, Executive Vice President, Wealth Management, and
John Unger, General Counsel.

GLB
We have a number of elements to cover, both financial and strategic.  In a moment, I will turn the call over to Rick Berry.  He will discuss our financial results for the third quarter of 2011.  It will be followed by a question and answer session.  Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release.  Rick –.

RB
I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB
You should have had a chance to review our earnings release.  It outlines in some detail the components of our third quarter results.  I will not cover that material at any length, therefore, but will answer any questions later.

Our GAAP earnings from core operations were 9¢ per share.  That was up from 3¢ a year ago, but down by 1¢ from the prior quarter.

GLB
That 10% decline was triggered by a drop in the net client assets from $18.9 billion to $16.9 billion during the quarter.  Our profits flow from client assets.  The 12% drop in the S&P hurt us.  Our investment results normally mimic the 60/40.  In the latest quarter, however, the universality of the decline across asset classes, especially in the large cap value sector, hurt all investors, including us, and our performance more closely matched the S&P.  The October rebound was a substantial mitigant.

RE
Partially offsetting the painful markets, however, was continued strong marketing results.  We added $226 million of net new client assets.  The best results were in our two largest divisions, Edelman Financial Services and Global Financial Services, although several other units did nicely as well.  The Edelman expansion offices maintained their growth rates and are on target to meet our plan.  As noted in our earnings release, our first cluster of six offices in metropolitan New York, opened in September 2009, earned $331,000 pretax last quarter, with client assets of $427 million, up 44% since the end of 2010.  Eight new offices were opened in the third quarter of this year.

RB
The GAAP loss was caused by the write-down of the final assets related to our former investment bank.  That write-down is a non-cash charge.  We do not believe the remaining equity interest or note which we received when that unit was sold in 2009 are likely to have value and determined it prudent to eliminate the remaining values on our books.

GLB
In today’s turbulent world, it’s worth noting that The Edelman Financial Group has cash of $43 million.  That is $23 million in excess of our total funded debt.  In other words, we have no net leverage.  The absence of gearing is a comfort in a period when other firms are being rocked by the turmoil in the financial markets.  In our case, the net cash plus the remaining $68.8 million due to us from the remainder of the Salient/EADV note give us substantive financial firewalls.

RE
We have and are moving decisively to build our current businesses, look at new ones to acquire, take advantage of added national applications of skills we already possess and to reduce costs.  Steps such as eliminating the small independent rep unit which generated minimal, if any, profits are an example.  Others such as our plan to significantly grow the 401(k), small advisor and 529 channels are underway.

GLB
We are pleased that our transformation into a wealth management firm is complete.  Our results are now vastly less complex, less volatile and more predictable and focused.  We have a well-defined strategy and believe we will be successful in its execution.  Our plan is one born from strength, and we will work diligently to see it to fruition.

With that, we’ll be happy to answer any questions.